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                                                                   EXHIBIT 2.1.4

                            INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AGREEMENT (the "Agreement"), made and entered into this ___ day of _______, 2003 ("Agreement"), by and between Centennial Specialty Foods Corporation, a Delaware corporation (the "Company") and James E. and Janis M. Lewis (collectively, the "Indemnitee").

         WHEREAS, concurrent with the execution of this Agreement, the parties are closing the sale by Indemnitee to the Company all of the shares of outstanding stock of Lewis Foods, Inc. (the "Stock") pursuant to the terms and conditions of that certain Stock Purchase Agreement dated February 28, 2003 (the "Stock Purchase Agreement"); and

         WHEREAS, Section 9.9 of the Stock Purchase Agreement requires that the Company enter into this Agreement as further consideration to Indemnitee for the sale of Stock to the Company;

         WHEREAS, pursuant to the Loan Agreement, as defined under the Stock Purchase Agreement, Indemnitee has rights to attend and observe board of director meetings of the Company and to become a director upon the occurrence of certain events;

         NOW, THEREFORE, in consideration of the promises, conditions, representations and warranties set forth herein, and the sale of Stock to the Company under the Stock Purchase Agreement, the Company and Indemnitee hereby covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meaning given here:

         1.01     "Board" shall mean the Board of Directors of the Company.

         1.02 "Corporate Status" describes the status of a person who is or was a director, officer, employee, agent, observer, shareholder, creditor, fiduciary or other representative of the Company or of any other corporation, partnership, joint venture, trust, employee benefit or other enterprise which such person is or was serving at the express written request of the Company.

         1.03 "Covered Act" means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by Indemnitee or any claim against Indemnitee solely by reason of being a director, officer, employee, agent, observer, shareholder, creditor, fiduciary or other representative of the Company.

         1.04 "D&O Insurance" means any directors' and officers' liability insurance issued by an insurer(s), and having the policy number(s), amount(s)and deductible(s) set forth within such policy and any replacement or substitute policies issued by one or more reputable insurers providing in any respects such coverage.

         1.05 "Determination" means a determination, based on the facts known at the time, made by:

                  (a) A majority vote of a quorum of disinterested directors; or

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                  (b)      Independent Counsel in a written opinion prepared at
         the request of a majority of a quorum of Disinterested Directors; or

                  (c) A majority of the disinterested stockholders of the Company; or

                  (d) A final adjudication by a court of competent jurisdiction.

         "Determined" shall have a correlative meaning.

         1.06 "Disinterested Director" means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

         1.07     "Effective Date" means _________, 2003.

         1.08 "Excluded Claim" means any payment for Losses or Expenses in connection with any claim:

                  (a) Based upon or attributable to Indemnitee gaining in fact any personal profit or advantage to which Indemnitee is not entitled; or

                  (b) For the return by Indemnitee of any remuneration paid to Indemnitee which is illegal without the previous approval of the stockholders of the Company; or

                  (c) For an accounting of profits in fact made from the purchase or sale by Indemnitee of securities of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or similar provisions of any state law; or

                  (d) Resulting from Indemnitee's knowingly fraudulent, dishonest or willful misconduct; or

                  (e) The payment of which by the Company under this Agreement is not permitted by applicable law.

         1.09 "Expenses" shall include all reasonable attorneys fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding, but shall not include Fines.

         1.10 "Fines" mean any fine, penalty or, with respect to an employee benefit plan, any excise tax or penalty assessed with respect thereto.

         1.11 "Good Faith" shall mean Indemnitee having acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, having had no reasonable cause to believe Indemnitee's conduct was unlawful.

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         1.12     "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past three years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

         1.13 "Loss" means any amount which Indemnitee is legally obligated to pay as a result of a claim or claims made against him for Covered Acts including, without limitation, damages and judgments and sums paid in settlement of a claim or claims, but shall not include Fines.

         1.14 "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding whether civil, criminal, administrative or investigative, other than one initiated by Indemnitee. For purposes of the foregoing sentence, a "Proceeding" shall not be deemed to have been initiated by Indemnitee where Indemnitee seeks pursuant to Article IX of this Agreement to enforce Indemnitee's rights under this Agreement relating thereto.

                                   ARTICLE II
                             SERVICES BY INDEMNITEE

         Pursuant to the Loan Agreement, Indemnitee may attend and observe board of director meetings of the Company. In addition, Indemnitee has the right to become a director under the Loan Agreement upon the occurrence of certain events set forth therein. If Indemnitee elects to become a director, Indemnitee may at any time thereafter and for any reason resign from such positions, subject to any other contractual obligation or any obligation imposed by operation of law.

                                   ARTICLE III
                          MAINTENANCE OF D&O INSURANCE

         3.01 Description of D&O Insurance. The Company intends to obtain, and will use its best efforts to do so, a directors' and officers' liability insurance policy, the premiums for which will be paid by the Company.

         3.02 Named Insured. In any policies of D&O Insurance which are maintained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company's directors and officers most favorably insured by such policy.

         3.03 No Obligation. Nothing herein shall impose upon the Company the obligation to maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.

                                   ARTICLE IV
                                 INDEMNIFICATION

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         4.01     Indemnification in General. To the greatest extent permitted under applicable law in effect from time to time, the Company shall indemnify and hold Indemnitee harmless for any Losses, Expenses, judgments, penalties, Fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with any Proceeding or any claim, issue or matter therein, if Indemnitee acted in Good Faith.

         4.02 Excluded Coverage. The Company shall have no obligation to indemnify and hold Indemnitee harmless from any Losses or Expense which has been Determined to constitute an Excluded Claim. Notwithstanding the provisions of
Section 4.01, no such indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification shall nevertheless be made by the Company in such event if and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such Proceeding shall have been brought or pending, shall Determine.

         4.03 Indemnification of a Party Who Is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee's Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified to the maximum extent permitted by law, against all Losses, Expenses, judgments, penalties, Fines and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee to the maximum extent permitted by law, against all Losses, Expenses, judgments, penalties, Fines and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with each successfully resolved claim, issue or matter. For purposes this Section
4.03 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter, so long as there has been no finding (either adjudicated or pursuant to Article VI) Indemnitee did not act in Good Faith.

         4.04 Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement to the extent that Indemnitee is, by reason of Indemnitee's Corporate Status, a witness in a Proceeding, Indemnitee shall be indemnified against all Losses and Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith.

                                    ARTICLE V
                             ADVANCEMENT OF EXPENSES

         Notwithstanding any provision to the contrary in this Agreement, the Company shall advance all reasonable Expenses which, by reason of Indemnitee's Corporate Status, are incurred by or on behalf of Indemnitee in connection with any Proceeding, within twenty (20) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such

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Expenses. Such statements may be redacted to the extent necessary to preserve attorney-client confidentiality, work product or other applicable privileges, if any. Any advance and undertakings to repay pursuant to this Article V shall be unsecured and interest free.

                                   ARTICLE VI
                   PROCEDURES FOR DETERMINATION OF ENTITLEMENT

         6.01 Initial Notice. Promptly after receipt by Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, Indemnitee shall, if indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement thereof. Indemnitee shall include therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall promptly advise the Board in writing that Indemnitee has requested indemnification.

         6.02 D&O Insurance. If, at the time of the receipt of such notice the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies in favor of Indemnitee. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all Losses and Expenses payable as a result of such Proceeding in accordance with the terms of such policies.

         6.03 Employment of Counsel. To the extent the Company does not, at the time of the commencement of or the threat of commencement of a Proceeding, have applicable D&O Insurance, or if a Determination is made that any Expenses arising out of such Proceeding will not be payable under the D&O Insurance then in effect, the Company shall be obligated to pay the Expenses of any such Proceeding in advance of the final disposition thereof as provided in Article V and the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel satisfactory to Indemnitee, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, the Company will not be liable to Indemnitee under this Agreement for any legal or other Expenses subsequently incurred by Indemnitee in connection with such defense other than reasonable Expenses of investigation provided that Indemnitee shall have the right to employ its counsel in any such Proceeding but the fees and expenses of such counsel incurred after delivery of notice from the Company of its assumption of such defense shall be at Indemnitee's expense and provided further that if (i) the employment of counsel by Indemnitee has been previously authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, the fees and expenses of counsel shall be paid by the Company.

         6.04 Payment. All payments on account of the Company's indemnification obligations under this Agreement shall be made within thirty
(30) days of Indemnitee's written request therefor unless a Determination is made that the claims giving rise to Indemnitee's request are Excluded Claims or otherwise not payable under this Agreement or applicable law.

         6.05 Reimbursement by Indemnitee. Indemnitee agrees that he will reimburse the Company for all Losses and Expenses paid by the Company in connection with any Proceeding against Indemnitee in the event and only to the extent that a Determination shall have been made by a court in a final adjudication from which there is no further right of appeal that Indemnitee is not

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entitled to be indemnified by the Company for such Expenses because the claim is an Excluded Claim or because Indemnitee is otherwise not entitled to payment under this Agreement.

         6.06 Cooperation. Indemnitee and the Company shall cooperate with the person, persons or entity making the Determination with respect to Indemnitee's entitlement to indemnification under this Agreement, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee or Company and reasonably necessary to such Determination. Any costs or Expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such Determination shall be borne by the Company (irrespective of the determination as to Indemnitee's entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

                                   ARTICLE VII
                                   SETTLEMENT

         The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company's prior written consent. The Company shall not settle any claim in any manner which would impose any Fine or other obligation on Indemnitee or admit any wrongdoing or liability on the part of Indemnitee without Indemnitee's written consent. Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

                                  ARTICLE VIII
                              RIGHTS NOT EXCLUSIVE

         The rights provided hereunder shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under any bylaw, agreement, vote of stockholders or of Disinterested Directors or otherwise, both as to action in his official capacity and as to action in any other capacity by holding such office, and shall continue after Indemnitee ceases to serve the Corporation as a director, officer, employee, agent, observer, shareholder, creditor, fiduciary or other representative of the Company.

                                   ARTICLE IX
                                   ENFORCEMENT

         9.01 Burden of Proof. Indemnitee's right to indemnification shall been enforceable by Indemnitee only in the state courts of the State of Delaware and shall be enforceable notwithstanding any adverse Determination. In any such action, if a prior adverse Determination has been made, the burden of proving that indemnification is required under this Agreement shall be on Indemnitee. The Company shall have the burden of proving that indemnification is not required under this Agreement if no prior adverse Determination shall have been made.

         9.02 Costs And Expenses. In the event that any action is instituted by Indemnitee under this Agreement, or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable counsel fees, incurred by Indemnitee with respect to such action, unless the court determines that each of the material

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assertions made by Indemnitee as a basis for such action were not made in Good
Faith or were frivolous.

                                    ARTICLE X
                               GENERAL PROVISIONS

         10.01 Successors And Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee's agents, representatives, heirs, executors, personal representatives and administrators.

         10.02 Severability. If any provision or provisions of this Agreement is determined by a court to be invalid, illegal or unenforceable for any reason whatsoever, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with its terms.

         10.03 Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforce ability is sought needs to be produced to evidence the existence of this Agreement.

         10.04 Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

         10.05 Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         10.06 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed.

         If to Indemnitee to:         As shown with Indemnitee's signature below

         If to the Company to:        Centennial Specialty Foods Corporation
                                      400 Inverness Parkway, Suite 200
                                      Englewood, Colorado 80112
                                      Attn: J. Michael Miller, C.E.O.

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

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         10.07    Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without application of the conflict of laws principles thereof.

         10.08 Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement, and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Delaware.

         10.09 Payments. Any payments becoming due hereunder for which no time period for payment is expressly stated shall be paid within 30 days after the date it becomes due.

         10.10 Applicable Law. Notwithstanding any other provisions of this Agreement, if applicable law in effect from time to time would provide Indemnitee with greater indemnification than that provided by this Agreement, the Company shall be obligated to provide Indemnitee with such greater indemnification in accordance with such applicable law.

         10.11 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior indemnification agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                   CENTENNIAL SPECIALTY FOODS CORPORATION
                                   A Delaware corporation:

                                   By:____________________________________
                                   Name:__________________________________
                                   Title:_________________________________

                                   INDEMNITEE:

                                   By:____________________________________
                                   Print Name: ___________________________
                                   Address:_______________________________
                                           _______________________________

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